Delaware The First State Page 1 3676325 8100 Authentication: 204998484 SR# 20244350261 Date: 12-02-24 You may verify this certificate online at corp.delaware.gov/authver.shtml I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “SUMMIT MIDSTREAM CORPORATION”, FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2024, AT 10:16 O`CLOCK A.M. EXHIBIT 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "SUMMIT MIDSTREAM CORPORATION", FILED IN THIS OFFICE ON THE SECOND DAY OF DECEMBER, A.D. 2024, AT 10:16 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

3676325 8100
SR# 20244350261

Authentication: 204998484
Date: 12-02-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:16 AM 12/02/2024
FILED 10:16 AM 12/02/2024
SR 20244350261 - File Number 3676325

CERTIFICATE OF DESIGNATION OF CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF SUMMIT MIDSTREAM CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

SUMMIT MIDSTREAM CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "***Company***"), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (the "***Certificate of Incorporation***"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution on December 2, 2024, and the resolution was adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and, out of the authorized but unissued shares of Blank Check Common Stock (as defined in the Certificate of Incorporation) provide for the issue of a series of 7,471,008 shares of Class B Common Stock, par value $0.01 per share, having the terms, powers and relative, participating, optional or other special rights of such shares, and the qualifications, limitations and restrictions thereof that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation, with this Certificate of Designation hereby constituting an amendment to the Certificate of Incorporation as follows:

Section 1. Designation. The designation of the series of Blank Check Common Stock of the Company is "Class B Common Stock," par value $0.01 per share (the "***Class B Common Stock***"). Each share of the Class B Common Stock shall be identical in all respects to every other share of the Class B Common Stock.

Section 2. Number of Shares; Permitted Owners. The authorized number of shares of Class B Common Stock is 7,471,008. Shares of the Class B Common Stock may be issued only to, and registered in the name of, Tall Oak Midstream Holdings, LLC (the "***Investor***"), Connect Midstream, LLC and Tall Oak Midstream Investments, LLC, and their respective successors and permitted assigns in accordance with Section 10.02 of the Sixth Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP, a Delaware limited partnership (the "***Partnership***"), dated on or around December 2, 2024 (as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time

the "***Limited Partnership Agreement***") (together with all such subsequent successors and permitted assigns, collectively, the "***Permitted Class B Owners***").

Section 3. Board Designation Rights.

(a) On the Closing Date, the Investor shall cause up to four individuals designated by the Investor (in such capacity, each a "***TW Director***" and together with any other person designated to replace any such person in accordance with the terms of this Section 3, and including both TW Affiliated Directors and TW Non-Affiliated Directors, the "***TW Directors***"), as specified in Section 3(b)(i) below, to be elected by written consent or other written instrument delivered to the Company, as set forth in Exhibit A hereto.

(b) For so long as the holders of Class B Common Stock are entitled, separately as a series, to elect directors pursuant to this Certificate of Designation, the Investor shall have the right to designate, subject to Section 3(b)(ii), Persons to serve as such separately elected directors as follows:

(i) In connection with each annual or special meeting of shareholders of the Company at which directors are to be elected (each such annual or special meeting, an "***Election Meeting***"):

(A) up to four TW Directors, until such time as (X) the number of shares of Common Stock then issuable to the Permitted Class B Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, plus (Y) the aggregate number of shares of Common Stock then held by the Permitted Class B Owners (such sum, the "***Total Class B Ownership***") continuously held is less than or equal to 32% of (1) the number of shares of Common Stock then issuable to the Permitted Class B Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement plus (2) the number of shares of Common Stock then outstanding (such sum, the "***Total Shares***") (the "***First Step Down Event***");

(B) up to three TW Directors, until such time as the Total Class B Ownership continuously held is less than 28% of the Total Shares (the "***Second Step Down Event***");

(C) up to two TW Directors, until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares (the "***Third Step Down Event***"); and

(D) up to one TW Director, until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares (the "***Fourth Step Down Event***").

(ii) The Investor shall only have the right to designate a Person pursuant to Section 3(b)(i) if such Person agrees to deliver to the Company, upon election to the Board, a resignation letter specifying that such Person shall resign as a director of the Company effective upon a Step Down Event. Upon the occurrence of a Step Down Event, the corresponding right to designate directors pursuant to the applicable subsection of Section 3(b)(i) shall automatically terminate.

(iii) The Company shall take all actions within its power (subject to the fiduciary duties that the Company's directors may owe in such capacity) to cause all Persons designated pursuant to and in accordance with Section 3(b) (including, without limitation, Section 3(b)(ii)) to be included in the slate of nominees recommended by the Board for election as directors at each annual or special meeting called for the purpose of electing directors (and/or in connection with any election by written consent). For the avoidance of doubt, the TW Directors elected pursuant to this Section 3 shall be elected by the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a series and to the exclusion of the Common Stock and any other class or series of capital stock of the Company, and may be so elected either (i) by written consent or (ii) at annual or special meetings called for the purpose of electing directors.

(iv) Without the approval or consent of the holders of a majority of the shares of Class B Common Stock then outstanding, the Board shall not (subject to the fiduciary duties that the Company's directors may owe in such capacity) decrease the size of the Board in a manner that would limit such election rights.

(v) Each TW Director elected pursuant to this Section 3 shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal or until such person ceases to be qualified to serve as a director upon a Step Down Event. Any vacancy in the position of a Class B Director may be filled only by the holders of a majority of the shares of Class B Common Stock then outstanding, and may be filled with immediate effect by written consent of the holders of Class B Common Stock. Subject to Section 3, each Class B Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the shares of Class B Common Stock then outstanding.

(vi) At all times while a TW Director is serving as a member of the Board, and following any such TW Director's death, disability, resignation or removal or disqualification, such TW Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board. Each TW Non-Affiliated Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. The Company shall enter into its standard form of director indemnification agreement with each TW Director prior to such TW Director commencing service on the Board.

(vii) Upon the occurrence of any Step Down Event, such TW Directors then serving on the Board in excess of the entitled number pursuant to this Section 3 shall resign from the Board effective upon the applicable Step Down Event and the number of directors comprising the Board shall automatically be reduced, such that:

(A) upon the occurrence of the First Step Down Event (but prior to the Second Step Down Event), if there are four TW Directors then serving on the Board, one TW Director shall resign effective upon the First Step Down Event, and the size of the Board shall automatically be reduced by one director;

(B) upon the occurrence of the Second Step Down Event (but prior to the Third Step Down Event), if there are three TW Directors then serving on the Board, one TW Director shall resign effective upon the Second Step Down Event, and the size of the Board shall automatically be reduced by one director;

(C) upon the occurrence of the Third Step Down Event (but prior to the Fourth Step Down Event), if there are two TW Directors then serving on the Board, one TW Director shall resign effective upon the Third Step Down Event, and the size of the Board shall automatically be reduced by one director; and

(D) upon the occurrence of the Fourth Step Down Event, if there is a TW Director then serving on the Board, that remaining TW Director shall resign from the Board effective upon the Fourth Step Down Event (unless the Independent Directors, by a majority vote, determine otherwise), and the size of the Board shall automatically be reduced by one director.

(c) The Investor shall provide to the Company such information about the TW Directors at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities laws (the "***Required Information***"). The Investor shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that the Holders beneficially own the number of shares of Common Stock and/or Common Units that would be required to elect the number of TW Directors pursuant to the Certificate of Designation then serving on the Board or then being elected to the Board in connection with the Certificate of Designation.

(d) The Investor agrees to give prompt notice to the Company if the Total Class B Ownership is no longer equal to at least 10%.

(e) From and after the Closing Date until the Board Designation Expiration Date (as defined in Section 3(g) below), the Company shall take all necessary actions within its control so as to cause to be elected to the Board and to cause to continue in office the TW Director(s) entitled to be designated by the Investor hereunder and otherwise to reflect the Board composition contemplated by Section 3(b).

(f) Neither the Company nor the Board (subject to the fiduciary duties that the Company's directors may owe in such capacity) shall be permitted to increase or decrease the number of individuals comprising the Board or amend or modify the designation rights set forth in this Section 3 without first having received the affirmative vote of a majority of the Independent Directors then on the Board; provided, that the designation rights granted to the Investor Group pursuant to Section 3(b) shall increase to the extent necessary such that the Investor Group's percentage representation on the Board is no less than the Total Class B Ownership percentage of the Total Shares at that time; and provided further, that the foregoing shall not prohibit any decreases to the number of individuals comprising the Board as set forth in Section 3(b).

(g) On the earlier to occur of (i) the Fourth Step Down Event and (ii) such date that the Investor delivers a written waiver of its rights under this Section 3 to the Company (which shall be irrevocable) (the "***Board Designation Expiration Date***"), the Investor will have no further rights under this Section 3.

Section 4. Voting.

(a) Except as otherwise provided herein, each share of Class B Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock, as defined in the Certificate of Incorporation (the "***Common Stock***"), as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the effective date of this Certificate of Designation. Except as otherwise provided herein, the Certificate of Incorporation, or by applicable law, the holders of shares of Class B Common Stock, the holders of shares of Common Stock, and the holders of any other class or series of capital stock of the Corporation entitled to vote generally together with the Common Stock shall vote together as one class on all matters submitted to a vote of the holders of such Common Stock.

(b) Except as otherwise required by law or this Certificate of Designation, for so long as any shares of Class B Common Stock shall remain outstanding, the Company shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate of Designation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would adversely alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.

(c) Any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Company by delivery

to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company's registered office shall be made in the manner provided by Section 228 of the Delaware General Corporation Law. If such action by consent has been taken by holders of Class B Common Stock by less than unanimous consent, prompt notice of the taking of the action by consent shall be given to those holders of Class B Common Stock as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. Such notice may be provided by a notice which constitutes a notice of internet availability of proxy materials under rules promulgated under the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq.

(d) The holders of Class B Common Stock shall not have any voting rights except as set forth in this Certificate of Designation or as provided by applicable law.

Section 5. Dividends; Non-Economic Interest. Notwithstanding anything to the contrary in this Certificate of Designation, dividends and distributions shall not be declared or paid on the Class B Common Stock and the Class B Common Stock shall otherwise be non-economic interests in the Company in all respects.

Section 6. Transfer of Class B Common Stock.

(a) Subject to paragraph (b) below, a holder of Class B Common Stock may surrender shares of Class B Common Stock to the Company for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Company, the Company will take all actions necessary to retire such shares and such shares shall not be re-issued by the Company.

(b) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Company) only if, and only to the extent, (i) such transfer would be permitted by the Limited Partnership Agreement and (ii) such holder also simultaneously transfers one Common Unit (as defined below) for each share of Class B Common Stock transferred to such transferee in compliance with the Limited Partnership Agreement. The transfer restrictions described in this Section 6(b) are referred to as the "***Restrictions***."

(c) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner ("***Purported Owner***") of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the "***Restricted Shares***"), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company or the Company's transfer agent (the "***Transfer Agent***").

(d) Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Company may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the

books and records of the Company, including, without limitation, to cause the Transfer Agent or the Secretary of the Company, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 6 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 6. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

Section 7. Conversion; Redemption; Cancellation of Class B Common Stock.

(a) The Class B Common Stock is not convertible into any other security of the Company.

(b) To the extent that any Permitted Class B Owner exercises its right pursuant to the Limited Partnership Agreement to have its common units representing limited partner interests in the Partnership ("***Common Units***") redeemed by the Partnership in accordance with the Limited Partnership Agreement, then simultaneously with the payment of the consideration due under the Limited Partnership Agreement to such Permitted Class B Owner, the Company shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, such number of shares of Common Stock that shall be issuable upon any such redemption or exchange pursuant to the Limited Partnership Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of any such redemption of Common Units pursuant to the Limited Partnership Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Common Stock in the amount permitted by and as provided in the Limited Partnership Agreement. All shares of Common Stock that shall be issued upon any such redemption or exchange will, upon issuance in accordance with the Limited Partnership Agreement, be validly issued, fully paid and nonassessable.

(c) In the event that no Permitted Class B Owner owns any Common Units that are redeemable or exchangeable pursuant to the Limited Partnership Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Company will take all actions necessary to retire such shares and such shares shall not be re-issued by the Company.

Section 8. Restrictive Legend. Unless otherwise determined by the Board of Directors, shares of the Class B Common Stock shall be issued in book- entry form and shall not be certificated. All book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

> THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE **"SECURITIES ACT"**) OR ANY STATE SECURITIES LAWS AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE CERTIFICATE OF DESIGNATION FOR THE CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF SUMMIT MIDSTREAM CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR), (2) THE SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUMMIT MIDSTREAM PARTNERS, LP, DATED ON OR AROUND DECEMBER 2, 2024, AND (3) THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED ON OR AROUND DECEMBER 2, 2024, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO.

Section 9. Cancellation. At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate of Designation automatically will be deemed null and void.

Section 10. Liquidation, Dissolution or Winding Up of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class B Common Stock shall be entitled to receive, out of the assets of the Company or proceeds thereof available for distribution to stockholders of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock of the Company and any other stock of the Company ranking junior to the Class B Common Stock as to such distribution, payment in full in an amount equal to $0.01 per share of Class B Common Stock. To the extent a holder owns a number of shares of Class B Common Stock that is not an integer multiple of 100 shares, the number of shares of Class B Common Stock, such holder's number of shares of Class B Common Stock will be rounded up to the next integer multiple of 100 shares, solely for purposes of this Section 10.

Section 11. Other Rights. The shares of Class B Common Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in this Certificate of Designation or as provided by applicable law.

Section 12. Reclassification. The Class B Common Stock may not be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Common Units are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

Section 13. Record Holders. To the fullest extent permitted by applicable law, the Company and its Transfer Agent may deem and treat any Class B Common Stockholder as the true, lawful, and absolute owner of the applicable Class B Common Stock for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any national securities exchange on which the Class B Common Stock may be listed or admitted to trading, if any.

Section 14. Notices. All notices or communications in respect of the Class B Common Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Class B Common Stock is issued in book-entry form through the depositary or any similar facility, such notices may be given to the holders of the Class B Common Stock in any manner permitted by such facility.

Section 15. Other Rights; Fiduciary Duties. The Class B Common Stock and the Permitted Class B Owners, in their capacity as such, shall not have any designations, preferences, rights, powers, duties or obligations, other than as set forth in the Certificate of Incorporation (including this Certificate of Designation) or as provided by applicable law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by William J. Mault, its Executive Vice President and Chief Financial Officer, this 2nd day of December, 2024.

SUMMIT MIDSTREAM CORPORATION

By: DocuSigned by: William J. Mault
16764B47343542D...

Name: William J. Mault
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

See attached.

Unanimous Written Consent
Of
Tall Oak Midstream Holdings, LLC

WHEREAS, Tall Oak Midstream Holdings, LLC (the "Investor") is the holder of 7,471,008 of the 7,471,008 issued and outstanding shares of Class B common stock of the Company, par value $0.01 per share (the "Class B Common Stock");

WHEREAS, on October 1, 2024, Summit Midstream Corporation, a Delaware corporation (the "Company"), entered into that certain Business Contribution Agreement (the "Business Contribution Agreement"), by and among the Company, Summit Midstream Partners, LP, a Delaware limited partnership, and the Investor;

WHEREAS, on December 2, 2024, in accordance with the Business Contribution Agreement, the Company issued 7,471,008 shares of Class B Common Stock to the Investor;

WHEREAS, such 7,471,008 shares of Class B Common Stock were authorized and issued to the Investor pursuant to the Certificate of Designation of Class B Common Stock, par value $0.01 per share, of Summit Midstream Corporation, as filed by the Company with the Secretary of State of the State of Delaware and effective as of December 2, 2024 (the "Certificate of Designation");

WHEREAS, on December 2, 2024, the board of directors (the "Board") of the Company, by unanimous written consent and in accordance with Section 6.1(A) of the Company's Amended and Restated Certificate of Incorporation effective as of August 1, 2024, increased the size of the Board from seven to eleven members; and

WHEREAS, to fill such vacancies and in accordance with Section 3(a) of the Certificate of Designation, the Investor shall cause up to four individuals designated by the Investor (the "TW Directors") to be elected as members of the Board.

NOW, THEREFORE, BE IT RESOLVED, that the Investor hereby nominates and elects the following individuals to serve as the TW Directors:

Name of Director
Jason Howland Downie
James Edward Herring, Jr.
Stephen Martin Lipscomb Jr.
Andrew Arthur Winston

RESOLVED FURTHER, THAT, the TW Directors will serve as directors of the Company until his or her successor is designated or his or her earlier death, disability, resignation or removal or until such person ceases to be qualified to serve as a director upon a Step Down Event, in accordance with Section 3(b)(v) of the Certificate of Designation.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have executed and delivered this Unanimous Written Consent as of December 2, 2024.

TALL OAK MIDSTREAM HOLDINGS, LLC

By: VM Arkoma Stack Holdings, LLC, its sole member

By: Connect Midstream, LLC, its managing member

By: ______________________________

Name:

Title: